EXHIBIT 4.2
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           SUNRISE TECHNOLOGIES INTERNATIONAL, INC.




        _______________________________________________


           U.S. NOTE AND WARRANT PURCHASE AGREEMENT


        _______________________________________________








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                       TABLE OF CONTENTS
                       -----------------

                                                          Page
                                                          ----

1.   PURCHASE AND SALE OF NOTES AND WARRANTS . . . . . . .   1
          1.1  Issue of Notes and Warrants . . . . . . . .   1

2.   CLOSING DATE; DELIVERY. . . . . . . . . . . . . . . .   2
          2.1  Closing . . . . . . . . . . . . . . . . . .   2
          2.2  Delivery. . . . . . . . . . . . . . . . . .   2

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . .   3
          3.1  Organization. . . . . . . . . . . . . . . .   3
          3.2  Capitalization. . . . . . . . . . . . . . .   3
          3.3  Authority . . . . . . . . . . . . . . . . .   3
          3.4  Securities Filings. . . . . . . . . . . . .   4
          3.5  Issuance of the Notes . . . . . . . . . . .   4
          3.6  No Conflict with Law or Documents . . . . .   4
          3.7  Consents, Approvals and Private Offering. .   5
          3.8  Absence of Certain Developments . . . . . .   5
          3.9  Litigation. . . . . . . . . . . . . . . . .   5
          3.10 Registration Rights . . . . . . . . . . . .   5
          3.11 Disclosure. . . . . . . . . . . . . . . . .   5

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. . .   6
          4.1  Legal Power . . . . . . . . . . . . . . . .   6
          4.2  Due Execution . . . . . . . . . . . . . . .   6
          4.3  Investment Representations. . . . . . . . .   6
          4.4  Pennsylvania Requirements . . . . . . . . .   7

5.   COVENANTS OF THE COMPANY. . . . . . . . . . . . . . .   7
          5.1  Information . . . . . . . . . . . . . . . .   7
          5.2  Conducting the Offering . . . . . . . . . .   8

6.   CONDITIONS TO CLOSING . . . . . . . . . . . . . . . .   8
          6.1  Conditions to Obligations of the Purchaser.   8
          6.2  Conditions to Obligations of the Company. .   9

7.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .  10
          7.1  Governing Law . . . . . . . . . . . . . . .  10
          7.2  Successors and Assigns. . . . . . . . . . .  10
          7.3  Entire Agreement. . . . . . . . . . . . . .  10
          7.4  Separability. . . . . . . . . . . . . . . .  10
          7.5  Amendment and Waiver. . . . . . . . . . . .  10





















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                 TABLE OF CONTENTS (Continued)
                 -----------------------------


          7.6  Notices . . . . . . . . . . . . . . . . . .  10
          7.7  Fees and Expenses . . . . . . . . . . . . .  10
          7.8  Titles and Subtitles. . . . . . . . . . . .  11
          7.9  Counterparts. . . . . . . . . . . . . . . .  11



























































                              ii


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           SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

           U.S. NOTE AND WARRANT PURCHASE AGREEMENT


     This agreement (the "Agreement") is made as of the Closing Date (as hereinafter defined) by and between Sunrise Technologies International, Inc., a Delaware corporation (the "Company"), with its principal office at 47265 Fremont Boulevard, Fremont, California 94538 and each of the purchasers who are signatories hereto and any other purchasers who are made a party to this Agreement pursuant to Section 1(d) (individually, a "Purchaser" and collectively, the "Purchasers").

                           RECITALS
                           --------

     The Company is undertaking the placement and sale (the "Offering") of up to $10,000,000 12% Convertible Subordinated Pay-In-Kind Notes due 2001 (the "Notes") with Warrants, as hereinafter defined. The Notes will be convertible into shares of the Company's $.001 par value common stock (the "Common Stock") commencing on the Closing Date (as hereinafter defined) at a conversion price (the "Conversion Price") as described in the Notes.
Each Purchaser will receive one warrant to purchase Common Stock (the "Warrants") for each $5.00 in Notes purchased by such Purchaser. Each Warrant entitles the holder to purchase one share of Common Stock for $3.00 during the five year period commencing on the Closing Date. The Notes and Warrants will be sold by the Company to Purchasers pursuant to Regulations D and S under the Securities Act of 1933, as amended (the "Act") (individually, the "Regulation D Purchasers" and "Regulation S Purchasers"). Regulation D Purchasers will purchase Notes and Warrants pursuant to this Agreement and Regulation S Purchasers will purchase Notes and Warrants pursuant to an Offshore Unit and Warrant Purchase Agreement of even date herewith (the "Offshore Agreement"). Offers and sales of Notes will only be made pursuant to the Confidential Private Offering Summary dated November 24, 1997, as supplemented (together with all amendments, exhibits and attachments thereto, the "Offering Materials").


                           AGREEMENT
                           ---------

     In consideration of the mutual promises, representations, warranties and conditions set forth in the Agreement, the Company and each Purchaser (severally and not jointly) agree as follows:

     1.   PURCHASE AND SALE OF NOTES AND WARRANTS.

          1.1  ISSUE OF NOTES AND WARRANTS.

               (a) The Company has authorized the issuance and sale of up to $10,000,000 Notes, up to 5,969,492 shares of Common Stock, assuming the term of the Notes is extended and the Notes remain outstanding until January 15, 2003 (the "Conversion Shares") pursuant to the exchange of the Notes, and up to 4,837,038 additional shares of Common Stock (the "Warrant Shares") pursuant to the exercise of up to 4,837,038 Warrants, assuming the term of the Notes is extended after January 15, 2001 and additional Warrants are issued at an assumed price of $3.00, pursuant to the provisions of this Agreement and an Offshore Agreement made as of the Closing Date.

               (b) In reliance upon the Purchaser's representations and warranties contained in Section 4 hereof, and subject to the terms and conditions set forth herein, the Company hereby agrees to sell to each Purchaser the aggregate amount of Notes set forth below such Purchaser's signature on the subscription page bearing such Purchaser's name.

               (c) In reliance upon the representations and warranties of the Company contained herein, and subject to the terms and conditions set forth herein, each Purchaser hereby agrees to purchase the amount of Notes set forth on the subscription page bearing such Purchaser's name at the purchase price set forth above. Each Purchaser shall severally, and not jointly, be liable for only the amount of Notes that appear on the subscription page hereof that relates to such Purchaser.

               (d) The Company's agreement with each of the Purchasers is a separate agreement, and the sale of the Notes to each of the Purchasers is a separate sale.

     2.   CLOSING DATE; DELIVERY.

          2.1  CLOSING.

               (a) The initial closing of the sale and purchase of the Notes under this Agreement (the "Closing"), together with the initial closing of the sale and purchase of the Notes under the Offshore Agreement, shall be held at 10:00 a.m. (Pacific Standard Time) on or before January 15, 1998 (the "Closing Date"), at the offices of the Company, Fremont, California, or at such other time and place as the Company decides. There is no minimum amount of Notes required for an initial closing.

               (b) From time to time prior to and following the Closing Date, the Company may, but shall not be obligated to, offer and sell the balance of the Notes authorized but not sold as of the Closing Date herein to other purchasers (the "Other Purchasers") at one or more subsequent closings in the sole discretion of the Company. By executing this Agreement, the Purchasers hereunder agree to the inclusion of such Other Purchasers as parties to this Agreement and the Registration Rights Agreement referenced in Section 6.1(d) herein (the "Registration Rights Agreement"), and it shall be a condition to each subsequent closing that the Other Purchasers shall become parties to this Agreement and the Registration Rights Agreement and subject to the terms hereof and thereof. If such a subsequent closing is held, the terms "Closing" and "Closing Date", as used herein, shall be deemed to apply to the initial closing and each such subsequent closing.

          2.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser the Notes subscribed for by such Purchasers, dated as

















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of the Closing Date, and Warrants, against payment of the purchase price therefor by wire transfer, unless other means of payment shall have been agreed upon by the Purchasers and the Company.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Subject to and except as disclosed by the Company in the Offering Materials, the Company hereby represents and warrants to each Purchaser as of the date hereof as follows, and all such representations and warranties shall be true and correct as of the Closing Date as if then made and shall survive the Closing:

          3.1 ORGANIZATION. The Company and a corporation identified in the SEC Filings (as hereinafter defined) as its subsidiary (the "Subsidiary") are each a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and the Subsidiary have all requisite power and authority to own or lease their properties and to conduct their businesses as now conducted. The Company holds all licenses and permits required for the conduct of its business as now conducted, which, if not obtained, would have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole. Each of the Company and the Subsidiary is qualified as a foreign or domestic corporation and is in good standing in all states where the conduct of its business or its ownership or leasing of property requires such qualification, except where failure to so qualify would not have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole.

          3.2 CAPITALIZATION. The authorized, issued and out-standing capital stock of the Company on September 30, 1997 is as set forth in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "1997 Third Quarter Form 10-Q") which is included in the Offering Materials (Tab B). Since September 30, 1997, there has been no material change in the capitalization of the Company, except as has been described in the Offering Materials. All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable. Except as stated in the Offering Materials and except for rights granted under the Company's stock plans, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company at any time, or upon the happening of any stated event, any shares of the capital stock of the Company.

          3.3 AUTHORITY. The Company has all requisite corporate power and authority to enter this Agreement, the Warrant Agreement and the Registration Rights Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Warrant Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and upon their execution and delivery by the Company, such documents will constitute valid and binding obligations of the















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Company, enforceable against the Company in accordance with their terms, except as the indemnification provisions of the Registration Rights Agreement may be limited by principles of public policy, and subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditor's rights from time to time in effect and subject to general equity principles.

          3.4 SECURITIES FILINGS. The Company has filed with the Securities and Exchange Commission (the "SEC") the documents set forth in the Offering Materials included herein under Tab A (the "SEC Filings"). The Company has filed with the SEC all reports and all other filings required to be filed with the SEC under the rules and regulations of the SEC.

               (a) The SEC Filings, when filed, conformed in all material respects to the requirements of the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder as of their respective filing dates and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The documents or portions thereof that were incorporated by reference in the SEC Filings pursuant to the requirements of the Exchange Act, when such incorporated documents or portions were first filed with the SEC, conformed in all material respects with any applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

               (b) The consolidated financial statements of the Company included in the SEC Filings fairly presented in all material respects the financial position and results of operations of the Company and the Subsidiary at their respective dates and for the respective periods to which they apply; and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as otherwise stated therein.

               (c) Notwithstanding any provision therein to the contrary, it is understood by the Company and the Purchaser that the Company is not representing or warranting any statement in the SEC Filings relating to future, anticipated or possible circumstances, occurrences or developments.

          3.5 ISSUANCE OF THE NOTES. The Notes, when issued against payment therefor pursuant to the terms of this Agreement, will be duly and validly authorized and issued, fully paid and nonassessable.

          3.6 NO CONFLICT WITH LAW OR DOCUMENTS. The execution, delivery and consummation of this Agreement, the Warrant Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby will not: (a) conflict with any provisions of the certificate of incorporation of the Company, as amended to date, or the bylaws of the Company, as amended to date, or the governing documents of any Subsidiary; or (b) result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under (in each case, upon the giving of notice, the passage of time, or both) any mortgage,















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indenture, lease, agreement or other instrument, permit, franchise, license, judgement, order, decree, law, ordinance, rule or regulation applicable to the Company, any Subsidiary or their respective properties.

          3.7 CONSENTS, APPROVALS AND PRIVATE OFFERING. Except for any filings required under federal and applicable state securities laws, all of which shall have been made as of the Closing Date to the extent required as of such time, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby.

          3.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as described in the Offering Materials, since September 30, 1997, the Company has not: (a) incurred or become subject to any material liabilities (absolute or contingent) except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business, consistent with past practices; (b) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible; (c) sold, assigned or transferred any of its assets or canceled any debts or obligations except in the ordinary course of business, consistent with past practices; (d) suffered any extraordinary losses, or waived any rights of substantial value; (e) entered into any material transaction other than in the ordinary course of business, consistent with past practices; or (f) otherwise had any change in its condition, financial or otherwise, except as shown on or reflected in the consolidated balance sheet as of September 30, 1997 that is included in the 1997 Third Quarter Form 10-Q, except for changes in the ordinary course of business, consistent with past practices, none of which individually or in the aggregate has been materially adverse, and excepted further that the Company continues to incur additional substantial losses of the nature set forth in and/or otherwise contemplated by the Offering Materials. Except as described in the SEC Filings, neither the Company nor any Subsidiary has entered into any agreement since September 30, 1997 of the type that would be required under the SEC's rules and regulations to be filed as an exhibit to an Annual Report on Form 10-K.

          3.9  LITIGATION.  Except as described in the Offering
Materials, to the Company's knowledge, there are no actions, suits, proceedings or investigations pending against or affecting the Company or any Subsidiary that in the aggregate could reasonably be anticipated to result in any material adverse effect on the Company.

          3.10 REGISTRATION RIGHTS. Except for shares issued or issuable in connection with the Company's existing stock option plans and those disclosed in the Offering Materials, the Company has not granted any rights to have any of the Company's securities registered under the Act.

          3.11 DISCLOSURE. The Offering Materials taken as a whole do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.















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     4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

          Each Purchaser hereby represents, warrants and covenants with the Company as follows:

          4.1 LEGAL POWER. Purchaser has the requisite corporate, partnership, trust or fiduciary power, as appropriate, and is authorized, if Purchaser is a corporation, partnership, limited liability company or trust, to enter into this Agreement and the Registration Rights Agreement, to purchase the Notes hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.

          4.2 DUE EXECUTION. Each of this Agreement and the Registration Rights Agreement has been duly authorized, if Purchaser is a corporation, partnership, limited liability company, trust or fiduciary, executed and delivered by the Purchaser and, upon due execution and delivery by the Company, this Agreement and the Registration Rights Agreement will be valid and binding agreements of the Purchaser.

          4.3  INVESTMENT REPRESENTATIONS.

               (a) Purchaser is acquiring the Notes for its own account, not as nominee or agent, for investment and not with a view to or for resale in connection with, any distribution or public offering thereof within the meaning of the Act, except pursuant to an effective registration statement under the Act.

               (b) Purchaser understands that: (i) neither the Notes, the Conversion and Warrant Shares nor the Warrants have not been registered under the Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration; (ii) each certificate representing the Shares and shares issuable pursuant to the Warrants (unless such shares have been registered prior to the exercise of such Warrants) will be endorsed with the following legends:

          A)   THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS; and






















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          B)   Any legend required to be placed thereon by applicable
federal or state securities laws;

and (iii) the Company will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legends are satisfied.

               (c) Purchaser has received and reviewed the Offering Materials. In addition, Purchaser has been furnished with such materials and has been given access to such information relating to the Company as it or its qualified representative has requested and has been afforded the opportunity to ask questions regarding the Company and the Notes, all as Purchaser has found necessary to make an informed investment decision.

               (d) Purchaser is an "accredited investor" as such term is defined in Rule 501 of the Act and was not formed for the specific purpose of acquiring the Notes and Warrants.

               (e) Purchaser is not a resident of Canada or any territory thereof.

          4.4  PENNSYLVANIA REQUIREMENTS.

          Each Purchaser who is a Pennsylvania resident, or which has its principal place of business in Pennsylvania and is not an "institutional investor" within the meaning of the Pennsylvania Securities Act of 1972 and the regulations thereunder, hereby agrees not to sell the Shares for a period of 12 months from the date hereof, except in accordance with the requirements of section 203(d) of such act and regulation 204.011 thereunder.

     5.   COVENANTS OF THE COMPANY.

          5.1 INFORMATION. So long as the Company is subject to the periodic reporting requirements of the Exchange Act pursuant to Section 13 or 15(d), the Company shall deliver to each holder of Notes or Warrants all annual, quarterly or other reports furnished to the public security holders; provided that if the Company is not subject to the requirements of
Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish to each holder of Shares or Warrants: (i) as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles and reported on by independent certified public accountants of recognized national standing; and (ii) as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries, if any, as of the end of such quarter and the related consolidated statements of income and stockholders' equity (together with any other quarterly financial statements being prepared by the Company















                               7


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at such time), setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the chief financial officer or the chief accounting officer of the Company.

          5.2 CONDUCTING THE OFFERING. The Company will conduct the offering under Regulation D and Regulation S of the Act, and the Company represents as follows:

               (a) SALES TO ACCREDITED INVESTORS. The Company will only make offers and sales of the Notes to Regulation D Purchasers or potential Regulation D Purchasers it reasonably believes to be "accredited investors" as that term is defined in Rule 501(a) under the Act;

               (b) REGULATION D COMPLIANCE. Offers and sales of Notes will be made in compliance with Regulation D, and the Company has not and shall not offer to sell the Notes by any form of general solicitation or general advertising that is prohibited by Rule 502(c) promulgated under the Act.

               (c) COMPLIANCE GENERALLY. The Company has and will observe all securities laws and regulations applicable to it in any jurisdiction in which it has or may offer, sell or deliver Notes and it will not, directly or indirectly, offer, sell or deliver Notes or distribute or publish any prospectus, circular, advertisement or other offering material in relation to the Notes in or from any state in the United States or country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

               (d) BLUE SKY COMPLIANCE. The Company will comply with the state securities or blue sky laws of each state in which Notes will be offered.

     6.   CONDITIONS TO CLOSING.

          6.1  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.  Each
Purchaser's obligation to purchase the Notes at the Closing is subject to the fulfillment, at or prior to such Closing, of all of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in
Section 3 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date; except as described in or contemplated by the Offering Materials, the business, assets, financial condition and results of operations of the Company shall not have been adversely affected in any material way prior to the Closing Date; and the Company shall have performed all obligations and conditions herein required to be performed by it on or prior to the Closing Date.


















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               (b)  PROCEEDINGS AND DOCUMENTS.  All corporate and other
proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser.

               (c) QUALIFICATIONS, LEGAL INVESTMENT. All authori-zations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Notes pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Notes shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

               (d) REGISTRATION RIGHTS AGREEMENT. The Company shall have entered into the Registration Rights Agreement in substantially the form included in the Offering Materials (Tab C).

          6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Notes at the Closing is subject to the fulfillment to the Company's satisfaction, on or prior to the Closing, of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by each Purchaser in Section 4 hereof shall be true and correct at the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

               (b) PERFORMANCE OF OBLIGATIONS. Each Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by them on or before the Closing Date, and each Purchaser shall have delivered payment to the Company in respect of its purchase of Notes. Notwithstanding the above, the Company may reject any subscription for the Notes in its sole and absolute discretion.

               (c) QUALIFICATIONS, LEGAL INVESTMENT. All authori-zations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Notes pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date. No stop order or other order enjoining the Sale of the Notes shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Share shall be legally permitted by all laws and regulations to which each Purchaser and the Company are subject.

















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     7.   MISCELLANEOUS.

          7.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California without regard to principles of conflict of laws.

          7.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          7.3 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto and thereto, and the other documents delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein or therein.

Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          7.4 SEPARABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          7.5 AMENDMENT AND WAIVER. Except as otherwise provided herein, any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and the Purchasers owning a majority of the Notes. Any amendment or waiver effected in accordance with this section shall be binding upon each future holder of any security purchased under this Agreement (including securities into which such securities have been converted) and the Company.

          7.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, on the first business day following mailing by overnight courier, or on the fifth day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company and the Purchaser at the respective addresses included herein.

          7.7 FEES AND EXPENSES. The Company and each Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

















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


          7.8 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.






























































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